Exhibit 10.3.1

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED IS OMITTED AND IS NOTED AS FOLLOWS **REDACTED**. AN
UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.

AMENDMENT TO
LICENSE AND COLLABORATION AGREEMENT

     THIS AMENDMENT TO LICENSE AND COLLABORATION AGREEMENT (this “Amendment”), is entered into this ___ day of June 2007 (the “Effective Date”) by and between Santaris Pharma A/S, a Danish corporation having its principal place of business at Hørsholm, Denmark (“Santaris”), and Enzon Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at Bridgewater, New Jersey 08807 (“Enzon”). Santaris and Enzon may be referred to herein individually as a “Party” or collectively, as the “Parties”.

BACKGROUND

     WHEREAS, Enzon and Santaris entered into the License and Collaboration Agreement dated July 26, 2006 (the “Agreement”); and

     WHEREAS, Enzon and Santaris desire to amend and restate certain provisions of the Agreement.

     NOW, THEREFORE, in consideration of the covenants and obligations expressed herein and intending to be legally bound, and otherwise bound by proper and reasonable conduct, the Parties agree as follows:

1.     Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

2.     Section 5.3 of the Agreement is hereby amended and restated in its entirety as follows:

Generation and Delivery of LNA Compounds. Following the designation of the Additional Targets, Santaris shall then, at its sole cost and expense, use its Diligent Efforts to design, identify, synthesize, screen and select in cell culture LNA Compounds that meet the applicable Compound Acceptance Criteria and to generate and deliver to Enzon LNA Compounds for all Additional Targets in roughly equal intervals within a [**Redacted**] period; provided, however, if Santaris has successfully generated such LNA Compounds more frequently than [**Redacted**] every [**Redacted**], Santaris may elect to deliver such LNA Compounds to Enzon.

3.     The third sentence of Section 5.4 of the Agreement is hereby amended and restated in its entirety as follows:

Upon delivery by Santaris of at least [**Redacted**] of substance for at least two (2) LNA Compounds meeting the applicable Compound Acceptance Criteria for an Additional Target (each of which is an “Accepted LNA Compound”), Enzon shall pay the amount required under Section 7.3; provided, however, in the event that Santaris elects to deliver the LNA Compounds to Enzon more frequently than [**Redacted**] every [**Redacted**] pursuant to Section 5.3, Enzon shall not be required to pay the amount required under Section 7.3 more than [**Redacted**] in any [**Redacted**] period pursuant to the terms of Section 7.3.

4.     The second sentence of Section 5.5 of the Agreement is hereby amended and restated in its entirety as follows:

Enzon shall use its Diligent Efforts to determine, within [**Redacted**] after delivery of the Accepted LNA Compound against each Additional Target from Santaris, whether it wishes to select any Accepted LNA Compound to commence pre-clinical toxicology studies; provided, however, if Santaris delivers the Accepted LNA Compound for more than one Additional Target in any [**Redacted**] period , Enzon shall have an additional period of time equal to the amount of time such Accepted LNA Compound was delivered earlier than expected. For example, if Santaris delivers Accepted LNA Compound against the sixth Additional Target in the [**Redacted**] following the designation of the Additional Targets, Enzon shall have [**Redacted**] from such delivery to make such determination.

5.     The table in Section 6.1(a) of the Agreement is hereby amended and restated in its entirety as follows:

Development Milestone	Time to Achieve
[**Redacted**]	[**Redacted**] after delivery (or such longer period of time as extended pursuant to Section 5.5) by Santaris of the Accepted LNA Compound
[**Redacted**]	(a) [**Redacted**] in respect of [**Redacted**] (b) [**Redacted**] after the [**Redacted**] in respect of [**Redacted**]; and

Development Milestone	Time to Achieve
(c) in respect of other Selected LNA Compounds, [**Redacted**] after [**Redacted**]

6.     Section 7.3 of the Agreement is hereby amended and restated in its entirety as follows:

Selected LNA Compound Acceptance Fees. Within thirty (30) days after the delivery by Santaris of at least [**Redacted**] of LNA Compounds meeting the Compound Acceptance Criteria for an Additional Target pursuant to Section 5.4, Enzon shall pay US[**Redacted**] with respect to each of six (6) Additional Targets; provided, however, in the event that Santaris elects to deliver the LNA Compounds meeting the Compound Acceptance Criteria for more than one Additional Target in any [**Redacted**] period, Enzon shall not be required to pay the amount required under this Section 7.3 more than once in any [**Redacted**] period. For example, if Santaris delivers at least [**Redacted**] of LNA Compounds meeting the Compound Acceptance Criteria for two Additional Targets on [**Redacted**] and delivers another [**Redacted**] of LNA Compounds meeting the Compound Acceptance Criteria for the [**Redacted**] Additional Target on [**Redacted**], Enzon shall owe Santaris a payment on [**Redacted**] for the [**Redacted**] Additional Target, a payment on [**Redacted**] for the [**Redacted**] Additional Target, and a payment on [**Redacted**] of the following year for the [**Redacted**] Additional Target. If the first Event Milestone Payment payable under Section 7.4 in respect of any Additional Target is payable before the amount payable under this Section 7.3 in respect of such Additional Target is payable, such amount payable under this Section 7.3 shall be paid at the same time as such Event Milestone Payment is payable. For the purpose of Section 10.4(b)(ii), the amounts payable under this Section 7.3 shall accrue upon delivery of such quantities of LNA Compounds meeting the Compound Acceptance Criteria for an Additional Target, even if the payment may be deferred as provided above.

7.     Except as set forth in this Amendment, the Agreement shall remain in full force and effect.

8.     Resolution of all disputes arising out of or related to this Amendment or the performance, enforcement, breach or termination of this Amendment and any remedies relating thereto, shall be governed by and construed under the substantive Laws of the State of New York, without regard to conflicts of law rules that would provide for application of the Law of a jurisdiction outside New York. To the extent there is any such dispute, such dispute will be handled in accordance with the procedures set forth in Section 13 of the Agreement.

9.     This Amendment may be executed in two or more counterparts (including by facsimile or .pdf file) each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their proper officers as of the date and year first above written.

SANTARIS PHARMA A/S		ENZON PHARMACEUTICALS, INC.

By:	/s/ Keith McCullagh	By:	/s/ Ivan Horak

NAME: Keith McCullagh		NAME: Ivan Horak
TITLE: Chief Executive Officer		TITLE: Chief Scientific Officer

By:	/s/ Henrik Stage

NAME: Henrik Stage
TITLE: Chief Financial Officer

EXECUTION PAGE TO SANTARIS-ENZON AMENDMENT TO LICENSE AND COLLABORATION AGREEMENT